June 3, 1996

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Amsterdam Sonesta Corporation
c/o Sonesta International Hotels Corporation
200 Clarendon Street, Floor 41
Boston, Massachusetts 02116

     RE:  Lease of Sonesta Beach Anguilla
          -------------------------------

Gentlemen:

This will confirm our agreement that Amsterdam Sonesta Corporation ("Tenant") will be leasing the resort operation known as Sonesta Beach Resort Anguilla ("Resort") from Sonesta Hotels of Anguilla, Ltd. ("Landlord"), pursuant to the following terms:

     1. Term. The Lease will commence July 1, 1996 and continue for a period of five (5) years, terminating June 30, 2001. Tenant shall have the right to extend the term of the Lease for consecutive periods of one (1) year each, provided it gives written notice to Landlord no less than one hundred eighty (180) days prior to the date the Lease would otherwise expire.

     2. Rent. Tenant shall pay Landlord the following as rent:

       (i) "fixed rent" in the amount of One Million Two Hundred Thousand Dollars ($1,200,000.00) per year; such rent to be payable in
              monthly    installments   of   One   Hundred    Thousand   Dollars
              ($100,000.00);

       (ii) "capital reserve rent" equal to three (3) percent of Hotel revenues, which amount will be utilized by the parties for additions and replacements of FF&E for the Hotel, which amount shall be paid monthly on or before the tenth (10th) day of each month with respect to the previous month; and

      (iii) "percentage rent" equal to thirty percent (30%) of cash flow; cash flow shall mean net income before interest expense, depreciation, amortization, and income taxes, but after deducting fixed rent and capital reserve rent.

       3. Improvements/Expansion. Landlord shall be responsible for completing the improvements/expansion program described on "Exhibit A" attached hereto.

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In the event  Landlord pays for any additional  improvements  and/or expands the
Resort other than is set forth on "Exhibit A", Tenant agrees to pay increased fixed rent equal to 8% of such additional costs per year.

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       4. Assumption of Assets/Liabilities.  Tenant agrees to acquire Landlord's current assets and assume its liabilities, used in the operation of the Resort, as of July 1, 1996. This will include all cash on hand, inventories, receivables, prepaid expenses, accounts payable and accrued expenses.

       5. Responsibility for Expenses. Tenant shall be responsible for all expenses related to the Resort operation, which expenses shall be determined pursuant to the Uniform System of Accounts for Hotels (1986) excluding: interest, depreciation and amortization, and land rent. Tenant shall also be responsible for the payment of property insurance and liability insurance.

       6. Business Interruption Claim. As part of the consideration for Tenant's agreement to pay the rent stipulated above, Landlord shall assign to Tenant, effective as of July 1, 1996, all of its rights, title and interest in and to the business interruption insurance claim which Landlord has filed with Ennia Caribe, pertaining to damage from Hurricane Luis in September 1995.

       Kindly indicate your consent to the above terms below. Your signature shall indicate a binding commitment to lease the Resort from Landlord in accordance with the terms of this letter.

                                              Sonesta Hotels of Anguilla, Ltd.

                                              by:/s/
                                                 -------------------------------
                                              Peter J. Sonnabend
                                              Director

The Above Terms are Acknowledged and Agreed to
   By Amsterdam Sonesta Corporation

By:/s/
  -----------------------------
  Boy van Riel
  Vice President and Treasurer

Date: June __, 1996